CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                       NEUROBIOLOGICAL TECHNOLOGIES, INC.

         Neurobiological Technologies, Inc., a Delaware corporation (the "Corporation"), organized and existing under the laws of the State of Delaware, the Restated Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on February 24, 1994, does by its President and under its corporate seal hereby certify as follows:

         FIRST: That by the Restated Certificate of Incorporation duly filed in the above state, the total number of shares which this corporation may issue is stated by Article IV to be as follows:

         "The total number of shares of stock which the Corporation is authorized to issue is Thirty Million (30,000,000) shares. Twenty-Five Million (25,000,000) shares shall be common stock of the par value of one tenth of one cent ($.001) per share (the "Common Stock") and Five Million (5,000,000) shares shall be preferred stock of the par value of one tenth of one cent ($.001) per share (the "Preferred Stock")";

and, by said Restated Certificate of Incorporation, the shares of the Preferred Stock are authorized to be issued in one or more series as may be determined from time to time by the board of directors, each of such series to be distinctly designated.

         SECOND: That pursuant to the authority so vested in the board of directors by the Restated Certificate of Incorporation, the board of directors by unanimous written consent adopted the following resolutions:

         RESOLVED, that a series of the class of Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:

         A. SERIES A PREFERRED STOCK

         1. Designation of Series.

                  3,000,000 shares of the Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series A Preferred Stock ("Series A Preferred"), the powers, preferences and relative and other rights and the qualifications, limitations and restrictions of which are fixed and determined in this Section A.



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         2. Dividend Preference.

                  The holders of Series A Preferred shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to $0.036 (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each outstanding share of Series A Preferred held by them, payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements). In the event dividends are paid to the holders of Series A Preferred that are less than the full amounts to which such holders are entitled pursuant to this Section 2, such holders shall share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full. After payment of dividends to the holders of Series A Preferred, dividends may be declared and distributed among all holders of Common Stock; provided, however, that no dividend may be declared and distributed among holders of Common Stock at a rate greater than the rate at which dividends are paid to the holders of Series A Preferred based on the number of shares of Common Stock into which such shares of Series A Preferred are convertible (as adjusted for stock splits and the like) on the date such dividend is declared. The dividends payable to the holders of the Series A Preferred shall not be cumulative, and no right shall accrue to the holders of the Series A Preferred by reason of the fact that dividends on the Series A Preferred are not declared or paid in any previous fiscal year of the Corporation, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of the Series A Preferred (as provided in Section 5 hereof), the Corporation shall, at the option of the Corporation, pay in cash to the holder(s) of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 5 hereof.

         3. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or not, or the sale, lease, assignment, transfer, conveyance or disposal of all or substantially all of the assets of the Corporation, or the acquisition of this Corporation by another entity by means of consolidation, corporate reorganizations or merger, or other transaction or series of related transactions in which more than 50% of the outstanding voting power of this Corporation is disposed of (each a "Liquidation Event"), distributions to the stockholders of the Corporation shall be made in the following manner:

                           (i)  Each  holder  of  Series  A  Preferred  shall be
entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, by reason of their ownership of such stock, the amount of $0.50 per share (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) for each share of Series A Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series A Preferred (collectively, the

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


"Series A Preference"). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the full Series A Preference, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series A Preferred shall be distributed ratably based on the total Series A Preference due each such holder under this Section 3(a).

                           (ii) After  payment  has been made to the  holders of
the Series A Preferred of the full amounts to which they are entitled pursuant to paragraph (i) based on the number of shares of Common Stock held by each such holder.

                  (b) Each holder of Series A Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons.

                  (c) The value of securities and property paid or distributed pursuant to this Section 3 shall be computed at fair market value at the time of payment to the Corporation or at the time made available to stockholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

                  (d) Nothing hereinabove set forth shall affect in any way the right of each holder of Series A Preferred to convert such shares at any time and from time to time into Common Stock in accordance with Section 5 hereof.

         4. Voting Rights.

                  Except as otherwise required by law or hereunder, the holders of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken. Except to the extent class or series voting is required by law, the holders of shares of Series A Preferred and Common Stock shall vote together as a single class on all matters. Fractional votes by the holders of Series A Preferred shall not,

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


however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock and Series A Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

         5. Conversion Rights.

                  The holders of Series A Preferred shall have conversion rights as follows:

                  (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Series A Preferred as follows into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing $.45 (the "Original Series A Issue Price") by the then applicable conversion price for such Series A Preferred, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Conversion Price") shall initially be the Original Series A Issue Price. The initial Conversion Price shall be subject to adjustment as provided in accordance with Section 5(d) of this Section 5.

                  (b) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the affirmative vote or written consent of a majority of the outstanding shares of Series A Preferred (an "Automatic Conversion").

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the
Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section 5(b), the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the

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


case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or in the case of Automatic Conversion, on the date of the affirmative vote or written consent of a majority of the then outstanding shares of Series A Preferred, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) Adjustments to Conversion Price.

                           (i) Adjustments for Dividends,  Splits, Subdivisions,
Combinations, or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of this Certificate of Designations into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of this Certificate of Designations into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

                           (ii)  Adjustments  for  Other  Distributions.  In the
event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred.

                           (iii) Adjustments for Reclassification,  Exchange and
Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification,
be  proportionately   adjusted  such  that  the  Series  A

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Preferred  shall be convertible  into, in lieu of the number of shares of Common
Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred immediately before that change.

                  (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

                  (f) Notices of Record Date. In the event that this Corporation shall propose at any time:

                           (i) to declare any dividend or distribution  upon its
Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                           (ii)  to  offer  for  subscription  pro  rata  to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                           (iii)   to    effect    any    reclassification    or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                           (iv) to merge or  consolidate  with or into any other
corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

                                    (1) at least 20 days' prior  written  notice
of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                    (2) in the case of the  matters  referred to
in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

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                           Each  such   written   notice   shall  be   delivered
personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred at the address for each such holder as shown on the books of this Corporation.

                  (g) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

                  (i) Status of Converted Stock. In case the Series A Preferred shall be converted pursuant to this Section 5, the shares so converted shall resume the status of authorized but unissued shares of Series A Preferred undesignated as to series.

         6. Redemption Rights.

                  The Series A Preferred shall be nonredeemable.

         RESOLVED FURTHER, that the said resolutions of the board of directors, and creation and authorization of issuance thereby of said series of Series A Preferred Stock, was duly made by the board of directors pursuant to authority as aforesaid and in accordance with section 151 of the General Corporation Law of the State of Delaware.

                            [Signature page follows]

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         IN WITNESS WHEREOF,  Neurobiological Technologies, Inc. has caused this
Certificate of Designations, Preferences and Rights to be signed by the undersigned this 14th day of April, 1999.


                                        NEUROBIOLOGICAL TECHNOLOGIES, INC.


                                        By: /s/ Paul Freiman
                                            ---------------------------
                                            Paul Freiman, President

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